--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: SEPTEMBER 30, 1998
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
   Tanzi           Nicholas        M.           Metromedia Fiber Network, Inc. ("MFNX")        ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)                               President & Chief Operating Officer
Metromedia Fiber Network, Inc., 360 Hamilton Avenue                        March 2001         --------------------------------------
---------------------------------------------------                     --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ___Form filed by More than One
 White Plains     New York          10601                                                        Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
------------------------------------------------------------------------------------------------------------------------------------
See Attachment A(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

(1)   In addition, as reported on Table II of this Form 4, Mr. Tanzi holds options to purchase 1,873,360 shares of the Company's
      Class A common stock at exercise prices ranging form $1.00 to $19./875 per share.

------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date        (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/                    posed of (D)             (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security

                                                                                                    --------------------

                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                                                                     cisable   Date
                                                              Code    V        (A)        (D)
------------------------------------------------------------------------------------------------------------------------
Option to Buy                          $1.00       3/12/2001    M     V                  150,000    10/28/97  10/28/2007
------------------------------------------------------------------------------------------------------------------------
    "                                  $1.00       3/13/2001    M     V                   50,000        "         "
------------------------------------------------------------------------------------------------------------------------
    "                                  $1.00       3/14/2001    M     V                  110,000        "         "
------------------------------------------------------------------------------------------------------------------------
    "                                  $1.00       3/15/2001    M     V                   50,000        "         "
------------------------------------------------------------------------------------------------------------------------
    "                                 $2.625       3/16/2001    M     V                   50,000        "         "
------------------------------------------------------------------------------------------------------------------------
    "                                 $2.625       3/19/2001    M     V                   50,000        "         "
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------
7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
                                                  at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
------------------------------------------------------------------------------------------
Class A Common Stock                                               D
------------------------------------------------------------------------------------------
      "                                                            D
------------------------------------------------------------------------------------------
      "                                                            D
------------------------------------------------------------------------------------------
      "                                                            D
------------------------------------------------------------------------------------------
      "                                                            D
------------------------------------------------------------------------------------------
      "                                                            D
------------------------------------------------------------------------------------------
                                                  1,873,360        D
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Explanation of Responses:






                                                                                   /s/ Nicholas M. Tanzi             April 5, 2001
                                                                                  ---------------------------------  -------------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person      Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.            Nicholas M. Tanzi
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)


ATTACHMENT A  -  NICHOLAS M. TANZI - MARCH 2001


------------------------------------------------------------------------------------------------------------------------------------
                                          Transaction                                    Amount of
                                          Code              Securities                   Securities     Ownership      Nature of
                                          ----              Acquired or Disposed of      Beneficially   Form:          Indirect
                           Transaction                       -----------------------      Owned at       Direct(D)     Beneficial
Title of Security          Date           Code     V        Amount(1)  A/D   Price(1)    end of Month   or Indirect(I) Ownership
-----------------          ----           ----     --       ------     ---   --------    ------------   -------------- ----------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
Class A Common               3/12/2001          A           150,000    A    $1.00                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/12/2001          S               500    D    $7.5937                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/12/2001          S             1,100    D    $7.625                          D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/12/2001          S            25,000    D    $7.50                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/12/2001          S            23,400    D    $7.4687                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
Class A Common               3/13/2001          A            50,000    A    $1.00                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/13/2001          S            10,000    D    $7.3125                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/13/2001          S            15,000    D    $7.1562                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/13/2001          S            12,500    D    $6.9375                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/13/2001          S            12,500    D    $6.8750                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
Class A Common               3/14/2001          A           110,000    A    $1.00                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/14/2001          S            25,000    D    $7.4375                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/14/2000          S            25,000    D    $8                              D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
Class A Common               3/15/2001          A            50,000    A    $1.00                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/15/2001          S             5,000    D    $8.25                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/15/2001          S             5,000    D    $8.1563                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/15/2001          S             5,000    D    $8.3125                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/15/2001          S            35,000    D    $8.1250                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
Class A Common               3/16/2001          A            50,000    A    $2.6250                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/16/2001          S             7,000    D    $7.25                           D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/16/2001          S            28,000    D    $7                              D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/16/2001          S             5,000    D    $6.9375                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/16/2001          S             5,000    D    $7.0313                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/16/2001          S             5,000    D    $6.875                          D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
Class A Common               3/19/2001          A            50,000    A    $2.6250                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/19/2001          S            20,000    D    $7                              D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/19/2001          S            20,000    D    $7.0625                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
           "                 3/19/2001          S            10,000    D    $7.0312                         D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------
                                                                                               300,000      D
------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------

------------------------- ------------- ------------------ ----------------------------- -------------- -------------- -------------